Exhibit 99.1

News Releases

U-Store-It Trust Appoints Tim Martin Chief Accounting Officer

Cleveland, OH, December 1, 2006 — U-Store-It Trust (NYSE: YSI) announced the appointment of Timothy M. Martin as Senior Vice President and Chief Accounting Officer effective December 11, 2006.

Tim Martin, age 35, has served as Vice President Finance and Treasurer of Brandywine Realty Trust (NYSE:BDN) since January 2006, as Brandywine’s Principal Financial Officer since May 2006, and in other roles including Vice President and Chief Accounting Officer since 1997. Brandywine Realty Trust is a real estate investment trust (REIT) with an office and industrial property portfolio aggregating 46 million square feet and a total market capitalization of approximately $6 billion. Prior to joining Brandywine, Mr. Martin served as a member of the audit staff of Arthur Andersen, LLP’s Philadelphia office, specializing in real estate.

Christopher Marr, Chief Financial Officer, commented, “I am extremely satisfied to welcome Tim to the U-Store-It executive team. His accounting, finance and treasury experience will be of tremendous value to us. Tim and I worked together closely at Brandywine, and I am looking forward to his partnership with me at U-Store-It. His proven abilities will be a major driver in our ability to quickly build a strong infrastructure to help us grow the Company.

About U-Store-It Trust

U-Store-It Trust is a self-administered and self-managed real estate investment trust focused on the ownership, operation, acquisition and development of self-storage facilities in the United States. The Company’s self-storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. According to the Self-Storage Almanac, U-Store-It Trust is the sixth largest owner and operator of self-storage facilities in the United States.

Forward Looking Statements

Certain statements in this release that are not historical fact may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results of the Company to differ materially from historical results or from any results expressed or implied by such forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; increases in interest rates and operating costs; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition and development risks; changes in real estate and zoning laws or regulations; risks related to natural disasters; potential environmental and other liabilities; and other factors affecting the real estate industry generally or the self-storage industry in particular. The Company refers you to the documents filed by the Company from time to time with the Securities and Exchange Commission, specifically the section titled “Business-Risk Factors” in the Company’s Annual Report on Form 10-K, which discuss these and other risks and factors that could cause the Company’s actual results to differ materially from any forward-looking statements.

Contact:

U-Store-It Trust

Christopher Marr

Chief Financial Officer

(440) 234-0700